                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


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                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             CHARMING SHOPPES, INC.
                                 450 WINKS LANE
                          BENSALEM, PENNSYLVANIA 19020

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JULY 1, 1999
                            ------------------------

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Charming Shoppes, Inc. will be held at the offices of Charming Shoppes, Inc. at 450 Winks Lane, Bensalem, Pennsylvania 19020, on July 1, 1999 at 10:00 A.M. for the following purposes:

        1. To elect three Class C Directors of the Company; and

        2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only Shareholders of record at the close of business on April 30, 1999 will be entitled to notice of and to vote at the meeting.

     A Proxy Statement, Proxy Card, Annual Report and postage-paid return envelope are enclosed.

                                          By Order of the Board of Directors

                                               COLIN D. STERN
                                                 Secretary

May 26, 1999

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO VOTE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND TO MAIL THE SAME IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.

                             CHARMING SHOPPES, INC.

                                 450 WINKS LANE
                          BENSALEM, PENNSYLVANIA 19020

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

GENERAL

     The enclosed Proxy Card is solicited by the Board of Directors of Charming Shoppes, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on July 1, 1999 at 10:00 A.M. at the offices of the Company at 450 Winks Lane, Bensalem, Pennsylvania 19020, and at any adjournments thereof (the "Meeting"). This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders and Proxy Card and the Company's 1999 Annual Report were mailed on or about May 26, 1999 to all Shareholders entitled to vote at the Meeting.

RECORD DATE AND OUTSTANDING SHARES

     Only Shareholders of record as of the close of business on April 30, 1999 are entitled to notice of and to vote at the Meeting. As of April 30, 1999 the Company had 98,230,332 shares of Common Stock outstanding, the holders of which are entitled to one vote per share.

VOTING

     Shares of the Company's Common Stock represented by any unrevoked Proxy in the enclosed form, if such Proxy is properly executed and is received prior to the Meeting, will be voted in accordance with the specifications made on such Proxy. Any properly executed Proxy received on a timely basis on which no specification has been made by the Shareholder will be voted "FOR" the election as Directors of the nominees listed herein (or for such substitute nominee as may be nominated by the Board of Directors in the event any initial nominee becomes unavailable, which event is not anticipated), and, in the discretion of the Proxy Committee, upon all other matters requiring a vote of Shareholders which may come before the Meeting, and of which the Board of Directors was not aware a reasonable time before this solicitation, and as otherwise permitted under the Rules of the Securities and Exchange Commission ("SEC"). At the time of the mailing of this Proxy Statement, the Board of Directors had received no notice which was timely in accordance with the Company's Bylaws regarding any matter to come before the Meeting. The Proxy Committee consists of Dorrit J. Bern, Chairman of the Board of Directors, President and Chief Executive Officer, and Joseph L. Castle, II, a member of the Board of Directors.

     Presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum. The election of Directors will be determined by a plurality of the votes cast. Votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Other matters properly coming before the Meeting will be determined by a majority of the votes cast. If a nominee, broker or other person holding shares on behalf of a beneficial owner specifies that shares are not to be voted on a given matter (a "non-vote"), such non-vote will be excluded entirely from the vote and will have no effect.

REVOCABILITY OF PROXIES

     Any Shareholder who executes and delivers a Proxy may revoke it at any time prior to its use by delivering a duly executed Proxy bearing a later date or by sending notice to the Secretary of the Company at the address of the Company listed above. Any Shareholder may choose to attend the Meeting and vote in person, in which case any Proxy previously executed by such Shareholder will be revoked.

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Restated Articles of Incorporation provide for a classified Board of Directors, consisting of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms expiring on the third succeeding Annual Meeting after such election and until their successors shall have been duly elected and qualified. The terms of three Class C Directors, namely, Dorrit J. Bern, Alan Rosskamm and Kenneth S. Olshan, are scheduled to expire as of the date of the Meeting. At the Meeting, Dorrit J. Bern, Alan Rosskamm and Kenneth S. Olshan will be nominated to serve as Class C Directors for additional three-year terms and until their successors shall have been duly elected and qualified. Ms. Bern and Mr. Rosskamm were last elected as Class C Directors to the Board at the Company's Annual Meeting held on June 27, 1996. Mr. Olshan was elected as a Class C Director on April 28, 1999 to fill the vacancy created by the resignation of Michael Bozic on December 10, 1999.

     Pamela S. Lewis was elected as a Class B Director on December 10, 1998 to fill the vacancy created by the resignation of Laura A. Liswood. Both Michael Solomon and Geoffrey W. Levy resigned as Directors of the Company with effect from July 14, 1998.

     Unless otherwise directed, the Proxy solicited hereby will be voted for the election of Dorrit J. Bern, Alan Rosskamm and Kenneth S. Olshan as Class C Directors.

     If any of the nominees refuses or is unable to serve as a Director (which event is not anticipated), discretionary authority may be exercised by the Proxy Committee to vote for a substitute to be named by the present Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL THE NOMINEES.

BIOGRAPHICAL INFORMATION

     The following information is submitted as of May 13, 1999 concerning each nominee for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting:

                             NOMINEES FOR DIRECTOR

                                 POSITION HELD                           YEAR FIRST         TERM
NAME                            WITH THE COMPANY                AGE    BECAME DIRECTOR    TO EXPIRE
----                            ----------------                ---    ---------------    ---------
Dorrit J. Bern................  Chairman of the Board,          49          1995            2002
                                President and Chief Executive
                                Officer
Alan Rosskamm.................  Director                        49          1992            2002
Kenneth S. Olshan.............  Director                        66          1999            2002

                    DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

                                 POSITION HELD                           YEAR FIRST         TERM
NAME                            WITH THE COMPANY                AGE    BECAME DIRECTOR    TO EXPIRE
----                            ----------------                ---    ---------------    ---------
Marvin L. Slomowitz...........  Director                        69          1990            2000
Marjorie                        Director                        56          1997            2000
  Margolies-Mezvinsky.........
Joseph L. Castle, II..........  Director                        66          1990            2001
Pamela S. Lewis...............  Director                        42          1998            2001

     Dorrit J. Bern has been President and Chief Executive Officer since August 23, 1995 when she joined the Company. She also served as Vice Chairman of the Board from August 23, 1995 until January 30, 1997 when she was elected Chairman of the Board. Prior to her employment with the Company, Ms. Bern was employed by Sears, Roebuck & Co. since 1987. As Divisional Vice President of Misses and Junior Sportswear, Dresses, Outerwear, Petite and Large Size Sportswear and Dresses, and Maternity, Ms. Bern was instrumental in the creation and execution of the women's apparel strategy at Sears. In December 1992, she was promoted to Category Vice President of Women's Apparel. In December 1993, she was promoted to Group Vice President of Women's Apparel and Home Fashions. Prior to joining Sears, Roebuck & Co., Ms. Bern held merchandising positions at The Bon Marche and Joske's, divisions of Allied Department Stores, Inc.

     Alan Rosskamm has been Chairman of the Board of Directors of Jo-Ann Stores, Inc. (formerly Fabri-Centers of America, Inc.) ("Jo-Ann") since July 1992 and has been the Chief Executive Officer and a Director of Jo-Ann for more than five years. Jo-Ann sells a wide variety of fashion and decorator fabrics, notions, patterns, sewing accessories, crafts, floral and seasonal merchandise under the Jo-Ann Fabrics and Crafts and Jo-Ann etc names. In February 1997, Jo-Ann reached a settlement with the SEC, without admitting or denying the allegations, concerning alleged violations of the securities laws primarily in connection with certain inventory reserve estimates in Jo-Ann's 1992 financial statements and their use in a 1992 securities offering. Concurrently, Mr. Rosskamm consented to a separate SEC administrative cease and desist order against violations of the federal securities laws, without admitting or denying the SEC's allegations. The SEC contended that Mr. Rosskamm violated certain federal securities laws in connection with the 1992 offering by not making adequate inquiries of his financial staff before signing representation letters to Jo-Ann's auditors and by signing a Form 10-Q which was filed following the offering.

     Kenneth S. Olshan currently serves as a member of the Board of Directors of Footstar, Inc. and Saatchi & Saatchi PLC. He has provided strategic consulting services to a variety of prominent companies. Mr. Olshan served as Chairman and Chief Executive Officer of Wells Rich Greene BDDP from 1990 until 1995. He also served as Chairman of Wells Rich Greene Advertising from 1982 to 1990 when the agency was acquired by BDDP, a Paris-based global communications group.

     Marvin L. Slomowitz has served as Chief Executive Officer and Chairman of the Board of Directors of Mark Development Company, a shopping center developer, for more than five years. He also served as Chairman of the Board and Chief Executive Officer of Mark Centers Trust (the "Trust"), which is the general partner of Mark Centers Limited Partnership (the "Partnership") from June 1993 until August 1998 when the Trust and Partnership combined their real estate interests with the real estate interests of certain other entities and changed their names to Acadia Realty Trust and Acadia Realty Limited Partnership, respectively. Mr. Slomowitz has continued as a member of the Board of Trustees of Acadia Realty Trust. Acadia Realty Trust is principally engaged in the development of shopping centers.

     Marjorie Margolies-Mezvinsky has served as President of the Women's Campaign International since March 1998. She has also served as President of the Women's Campaign Fund and the Women's Campaign Research Fund from March 1996 to February 1998. In 1995 she served as Director of the United States Delegation to the United Nations Fourth World Conference on Women. From 1992 to 1994, she served as the United States representative from Pennsylvania's 13th Congressional District in the 103rd Congressional Session. From 1971 to 1991, Ms. Margolies-Mezvinsky was a television journalist with NBC and its owned and operated stations in both New York and Washington, D.C.

     Joseph L. Castle, II was Chairman of the Company's Board of Directors for the period March 21, 1996 through January 30, 1997. He has served as Chairman of the Board of Castle Energy Corporation ("CEC") since December 1993. He has also served as President, Chief Executive Officer and a Director of CEC since December 1985 and was President and Chairman of the Board of Directors of its predecessor (which merged with a subsidiary of CEC in December 1985) from February 1981 through December 1985. He is also a Director of Comcast Corporation.

     Pamela S. Lewis has been Professor of Management and Dean of the Bennett S. LeBow College of Business at Drexel University since June 1997. From 1987 to 1997 Dr. Lewis served as Chairman of the Department of Management at the University of Central Florida. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. She has written and lectured on these topics extensively. Dr. Lewis is a Director of C & D Technologies, Inc., Transitional Work, Inc. and the Pennsylvania Economy League.

     Information concerning the beneficial ownership of the Company's shares of Common Stock by each nominee for election as a Director and each person whose term of office as a Director will continue is set forth under "PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP."

COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Committee, an Administration Committee and a Corporate Governance Committee.

     During the Company's 1999 fiscal year, Joseph L. Castle, II and Marvin L. Slomowitz were members of the Audit Committee. Geoffrey W. Levy also served as a member of the Audit Committee until his resignation on July 14, 1998. The Audit Committee monitors the activities of the Company's independent auditors and the Company's internal audit functions. The Audit Committee met six times during the Company's 1999 fiscal year.

     During the Company's 1999 fiscal year, Joseph L. Castle, II, Alan Rosskamm and Marjorie Margolies-Mezvinsky were members of the Compensation Committee and Stock Option Committee. Michael Solomon and Michael Bozic also served as members of the Compensation Committee and the Stock Option Committee until their resignations on July 14, 1998 and December 10, 1998, respectively. The Compensation Committee reviews the compensation of the Company's Executive Officers. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION." The Compensation Committee had four meetings (all of which were joint meetings with the Stock Option Committee) during the Company's 1999 fiscal year. The Stock Option Committee has the responsibility to administer the Company's employee stock option and stock incentive plans; to determine the individuals from among those eligible under these plans to whom, and the time or times at which, options and awards shall be granted and the number of shares to be subject to each option or award; and to make all other determinations necessary or advisable for the administration of these plans. The Stock Option Committee had four meetings (all of which were joint meetings with the Compensation Committee) during the Company's 1999 fiscal year. During the Company's 1998 fiscal year, the Board of Directors established the Compensation/Stock Option Committee Subcommittee which also serves as a committee which administers the Company's employee stock option and stock incentive plans. Joseph L. Castle, II and Marjorie Margolies-Mezvinsky have been members of this Subcommittee since its inception. This Subcommittee did not meet during the Company's 1999 fiscal year.

     During the Company's 1999 fiscal year, Dorrit J. Bern, Joseph L. Castle, II and Alan Rosskamm were members of the Board of Directors' Administration Committee (the "Administration Committee"). Geoffrey W. Levy also served as a member of the Administration Committee until July 14, 1998 when he was replaced by Alan Rosskamm. The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between meetings of the Board of Directors. The Administration Committee acted by unanimous consent on one occasion.

     During the Company's 1999 fiscal year, Marjorie Margolies-Mezvinsky and Joseph L. Castle, II were members of the Corporate Governance Committee. Laura
A. Liswood also served as a member of the Corporate Governance Committee until her resignation on July 14, 1998. The Corporate Governance Committee met once during the Company's 1999 fiscal year. The Corporate Governance Committee will oversee the Company's corporate governance and advise and report to the Board on such matters from time to time.

     The Company does not have a formal nominating committee, and nominations for Director candidates are determined by the Board of Directors. The Company's By-laws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as Directors. These procedures generally provide that the notice of proposed shareholder nominations for the election of Directors must be given in writing to the Secretary of the Company not later than the date on which a shareholder proposal would be required to be submitted to the Company in order to be set forth in the Company's Proxy Statement, in accordance with SEC Rules. See also "PROPOSALS FOR 2000 ANNUAL MEETING." Such notice generally must (i) identify the name and address of the nominating shareholder and nominee, (ii) contain representations concerning the nominating shareholder's ownership of Common Stock and intention to appear at the Meeting and make the nomination, and (iii) include all relevant information concerning the nominee and his or her relationship or transactions with the Company that are required to be disclosed in the Proxy Statement pursuant to SEC Rules.

     Fifteen meetings of the Board of Directors were held during the Company's fiscal year ended January 30, 1999. Each incumbent Director, except Michael Solomon, Geoffrey W. Levy and Michael Bozic, attended at least 75% of the meetings of the Board and Committees on which he or she served (held at a time at which he or she was a Director). The Board of Directors acted by unanimous consent on six occasions.

COMPENSATION OF DIRECTORS

     Directors who are not also employees are compensated under the Non-Employee Directors Program which was adopted by the Board of Directors on August 21, 1996. Under the Non-Employee Directors Program, each non-employee Director is entitled to receive an award of shares with a fair market value equal to 60% of the annual fee payable thereunder. The annual fee currently is $60,000. The balance of the annual fee is payable in cash to each non-employee Director. A Director who is also a Company employee is not separately compensated for his or her service as a Director or Chairman of the Board.

     Prior to April 1999, non-employee Directors participated in the Company's 1989 Non-Employee Director Stock Option Plan (the "1989 Plan"). The 1989 Plan provides that each person who after the inception of the 1989 Plan becomes a non-employee Director of the Company shall automatically receive an option under the 1989 Plan, as of the date of such Director's commencement of service as a non-employee Director, to purchase 30,000 shares of Common Stock. The exercise price for the shares of Common Stock to be purchased upon exercise of such option is equal to the fair market value of the shares covered by such option on the date of grant. Options granted under the 1989 Plan generally have a term of ten years and become cumulatively exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the date of grant. On April 28, 1999 the Board of Directors suspended automatic option grants under the 1989 Plan as the Board considers a possible restructuring of non-employee director compensation.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years (ended January 30, 1999 ("1999 fiscal year"), January 31, 1998 ("1998 fiscal year") and February 1, 1997 ("1997 fiscal year")) to the Company's Chief Executive Officer and each of the Company's four other most highly compensated Executive Officers who were serving in such capacities at the end of the 1999 fiscal year based on salary and bonus earned during the 1999 fiscal year.

                                                                                  LONG-TERM COMPENSATION
                                                                                 ------------------------
                                                ANNUAL COMPENSATION                       AWARDS
                                     -----------------------------------------   ------------------------
                                                                  OTHER ANNUAL   RESTRICTED    SECURITIES    ALL OTHER
        NAME AND          FISCAL                                  COMPENSATION      STOCK      UNDERLYING   COMPENSATION
   PRINCIPAL POSITION     YEAR(1)    SALARY($)(2)   BONUS($)(3)      ($)(4)      AWARD(S)($)   OPTIONS(#)    ($)(5)(6)
   ------------------     -------    ------------   -----------   ------------   -----------   ----------   ------------
Dorrit J. Bern..........   1999       $1,000,000     $508,563       $ 65,805     $       --          --       $101,943
Chairman of the Board      1998        1,000,000      492,000         65,837             --          --         77,344
President and Chief        1997        1,000,000      570,000         67,978      1,900,000(7)       --         58,392
Executive Officer
Erna Zint...............   1999          400,000      159,299        151,972             --      60,000             --
Executive Vice             1998          400,000      164,000        151,072             --      40,000             --
President -- Sourcing      1997          400,000      190,000        150,568             --          --             --
Elizabeth Williams......   1999          350,000      126,081             --             --      90,000         23,374
Executive Vice             1998          350,000      121,975             --             --      75,000          9,334
President -- Merchandising  1997         300,000      130,924             --             --     200,000         70,843
Eric M. Specter.........   1999          315,000      113,473             --             --      90,000         18,162
Executive Vice
  President,               1998          295,000       82,246             --             --      75,000         10,526
Chief Financial Officer    1997          240,000       85,455             --             --     100,000          9,826
and Treasurer
Colin D. Stern..........   1999          300,000      101,713             --             --      60,000         27,564
Executive Vice             1998          300,000       98,400             --             --      40,000         20,676
President, General         1997          300,000      136,806             --             --     100,000         48,862
Counsel and Secretary

---------------
(1) The Company has a 52-53 week fiscal year ending the Saturday nearest January 31.

(2) Includes all amounts deferred under qualified and non-qualified deferred compensation plans.

(3) Includes all amounts deferred under qualified and non-qualified deferred compensation plans. The Company has an annual incentive plan for key employees (the "Participants"). Each Participant receives a specified percentage of his or her base salary on a graduated scale as a bonus, if and to the extent the performance goals prescribed for that Participant are met. The performance goals vary depending on the functions of each Participant. The plan and the performance goals are reviewed and approved by the Compensation Committee prior to implementation. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

(4) The amount disclosed under the caption "Other Annual Compensation" for the 1999 fiscal year with respect to Dorrit J. Bern includes $13,820 paid on her behalf for air travel commuting expenses between Ms. Bern's home in Illinois and the Company's main office in Pennsylvania and $51,985 attributable to her for the rent-free use of an apartment in Philadelphia, Pennsylvania. The amount disclosed under the caption "Other Annual Compensation" for the 1999 fiscal year with respect to Erna Zint includes $144,000 paid on her behalf as a housing allowance for living accommodations in Hong Kong. No amount has been disclosed under the caption "Other Annual Compensation" with respect to the other named Executive Officers in accordance with SEC Rules as the value of perquisites or other personal benefits received by each such Executive Officer does not equal or exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such Executive Officer.

                                             (notes continued on following page)

(5) The Company has enabled Dorrit J. Bern, Elizabeth Williams, Eric M. Specter and Colin D. Stern to obtain life insurance pursuant to "Split Dollar" arrangements. The Company is the beneficiary under such policies to the extent of the premiums paid by it. Accordingly, the economic value of this benefit to each named Executive Officer included under the caption "All Other Compensation" with respect to the 1999 fiscal year is as follows:
    Dorrit J. Bern, $56,274; Elizabeth Williams, $9,594; Eric M. Specter, $5,581; and Colin D. Stern, $9,401. Also included under the caption "All Other Compensation" with respect to Mr. Stern are premiums in the amount of $6,000 paid by the Company on behalf of Mr. Stern for a cash-value type insurance policy on the life of Mr. Stern.

(6) Included under the caption "All Other Compensation" are contributions in the following amounts made or accrued by the Company under its qualified and non-qualified deferred compensation plans on behalf of the named Executive Officers during the 1999 fiscal year: Dorrit J. Bern, $45,669; Erna Zint, $0; Elizabeth Williams, $13,780; Eric M. Specter, $12,581; and Colin D. Stern, $12,163.

(7) Included under the caption "Restricted Stock Award(s)" is the value of a stock award of 400,000 shares with a market value of $4.75 per share on March 20, 1996, the date of the grant. Based on the closing price of $3.625 per share on January 29, 1999, the 180,000 shares still subject to risk of forfeiture and restrictions on transferability had an aggregate value of $652,500.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to options granted to the named Executive Officers during the 1999 fiscal year. The table indicates the potential realizable value of options granted during the 1999 fiscal year assuming the options are exercised immediately prior to their expiration date and assuming the occurrence of the specified compounded rates of appreciation of the Company's Common Stock over the term of such options. The potential realizable value of such options is approximately equal to the amount a purchaser of Common Stock would realize, exclusive of brokerage commissions, assuming (i) the purchase of an equivalent number of shares of Common Stock at the closing market price on the date of grant of the options depicted, (ii) the sale of such shares immediately prior to the expiration date of such options at the closing market price on such date, and (iii) the occurrence of the specified compounded rates of appreciation of the Common Stock over such holding period. This table is presented solely for purposes of complying with SEC Rules, and there can be no assurance that the optionees or any purchaser of the Common Stock under the circumstances described herein will actually realize the returns assumed herein under the circumstances depicted or under any other circumstances. The actual amounts, if any, realized by an optionee or the purchaser of Common Stock will be dependent upon a number of factors, including the future performance of the Company and overall stock market conditions.

                                            INDIVIDUAL GRANTS
                          ------------------------------------------------------      POTENTIAL REALIZABLE
                          NUMBER OF                                                 VALUE AT ASSUMED ANNUAL
                          SECURITIES      % OF TOTAL                                  RATES OF STOCK PRICE
                          UNDERLYING       OPTIONS                                      APPRECIATION FOR
                           OPTIONS        GRANTED TO      EXERCISE                       OPTION TERM(1)
                           GRANTED        EMPLOYEES        PRICE      EXPIRATION    ------------------------
          NAME              (#)(2)      IN FISCAL YEAR     ($/SH)        DATE         5%($)         10%($)
          ----            ----------    --------------    --------    ----------    ----------    ----------
Dorrit J. Bern..........        --             --              --           --             --            --
Erna Zint...............    60,000            3.9%        $4.3125      2/18/08       $162,726      $412,381
Elizabeth Williams......    90,000            5.9%         4.3125      2/18/08        244,090       618,571
Eric M. Specter.........    90,000            5.9%         4.3125      2/18/08        244,090       618,571
Colin D. Stern..........    60,000            3.9%         4.3125      2/18/08        162,726       412,381

---------------
(1) The potential realizable value of the options depicted above does not take into account provisions of certain options providing for termination of the options following the termination of employment, the non-transferability of the options or the vesting requirements of the options.

(2) All of these options to acquire shares of the Company's Common Stock are non-qualified options and were granted with an exercise price equal to the fair market value of the shares of Common Stock on the

                                             (notes continued on following page)
    date of the grant. Such options become exercisable as to 20% of the shares subject thereto on each succeeding anniversary of the date of grant until the fifth anniversary at which time all options are fully vested. Such options have a term of ten years subject to earlier expiration at or following termination of employment in certain circumstances. The option exercise price may be paid in cash or, with the approval of the Stock Option Committee, in shares of Common Stock owned by the Executive Officer or a combination of cash and such shares. In the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements." An Executive Officer can elect to have the Company withhold shares upon exercise to satisfy tax withholding obligations.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The table below provides the following information with respect to options exercised by each of the named Executive Officers during the 1999 fiscal year:
(i) the number of shares of the Company's Common Stock acquired upon exercise of options during the 1999 fiscal year, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and unexercisable stock options held at January 29, 1999 and (iv) the aggregate dollar value of the in-the-money exercisable and unexercisable options at January 29, 1999.

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING               VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                               AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                            SHARE ACQUIRED       VALUE      ---------------------------   ---------------------------
          NAME              ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ----------------   -----------   -----------   -------------   -----------   -------------
Dorrit J. Bern...........        --               --          600,000        400,000       $     --        $    --
Erna Zint................        --               --          158,000        192,000        112,500         75,000
Elizabeth Williams.......        --               --          195,000        270,000         71,250         47,500
Eric M. Specter..........        --               --          315,740        299,360         46,875             --
Colin D. Stern...........        --               --          481,500        323,500         62,500             --

---------------
(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on January 29, 1999 was $3.625. Value is calculated on the basis of the aggregate of the difference between the option exercise price of in-the-money options and $3.625 multiplied by the number of shares of Common Stock underlying such options.

EMPLOYMENT, CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

     On August 22, 1995 Dorrit J. Bern entered into an Employment Agreement (the "Bern Agreement") with the Company pursuant to which Ms. Bern is employed as the Company's President and Chief Executive Officer at an annual salary of $1,000,000 for an initial term of five years commencing August 23, 1995 (the "Initial Term"). The Bern Agreement continues in full force and effect from year to year after the expiration of the Initial Term unless either Ms. Bern or the Company gives the other at least ninety days prior written notice before the commencement of any such year of such party's intention to terminate the Bern Agreement. Such annual salary may be increased or decreased at the discretion of the Company's Board of Directors, but in no event may the annual salary be less than $1,000,000. Ms. Bern received a cash bonus of $1,000,000 under the Bern Agreement. Commencing with the fiscal year beginning February 4, 1996 Ms. Bern is entitled to receive additional compensation ("Performance Payout") if the Company achieves certain performance criteria established under the Company's Annual Incentive Plan. The formula and standards for determining this Performance Payout are determined by the Compensation Committee, but may not exceed 120% of Ms. Bern's annual base salary for the applicable year. The Bern Agreement provides that Ms. Bern will receive a Performance Payout of not less than 30% of her annual salary for the fiscal year commencing February 4, 1996. For the fiscal years beginning February 4, 1996, February 2, 1997 and February 1, 1998, respectively, the Compensation Committee determined that Ms. Bern's Performance Payout could not exceed 90% of her annual base salary for any of those years. Ms. Bern received Performance Payouts of $570,000, $492,000 and

$508,563 for the fiscal years ended February 1, 1997, January 31, 1998 and January 30, 1999, respectively. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION." The Company's obligations under the Bern Agreement are secured by a Letter of Credit in the face amount of $2,500,000.

     Under the Bern Agreement, Ms. Bern was granted options to purchase up to 1,000,000 shares of the Company's Common Stock under the Company's 1993 Employees' Stock Incentive Plan. The options were granted at an exercise price of $4.625 per share, the closing price per common share on the Nasdaq National Market on the date of grant. Options covering 200,000 shares become exercisable on the first anniversary of the date of grant and options covering an additional 200,000 shares vest on each succeeding anniversary of the date of grant until the fifth anniversary at which time all options are fully vested. All options become fully vested if Ms. Bern resigns for Good Reason or is discharged without Cause. As defined in the Bern Agreement, "Good Reason" means: (i) a substantial change in her duties and responsibilities, which change would materially reduce her stature, importance and dignity within the Company; (ii) the appointment of an executive officer superior in rank to her; (iii) the failure of the Board to nominate her for re-election as a director, or the failure of the stockholders to re-elect her; (iv) the failure of the Company to pay any amount due to her hereunder which failure shall persist for ten (10) days after written notice of such failure shall have been given to the Company; and/or (v) the assignment of office space to her which is not commensurate with her position and title, the failure of the Company to provide the ministerial, administrative and secretarial support customarily associated with her title and position or the withdrawal by the Company of any such ministerial, administrative and secretarial support. As defined in the Bern Agreement, "Cause" includes but is not limited to: her chronic neglect, refusal or failure to perform her employment duties and responsibilities, other than for reasons of sickness, accident or other similar causes beyond her control; or her commission of any dishonest act or intentional wrongdoing committed against the Company, its agents or employees or otherwise in connection with her employment by the Company or a conviction of a felony, whether or not in connection with employment. The Bern Agreement also provides for Ms. Bern's participation in the Company's retirement, insurance and other benefit programs. In particular, the Company has purchased a $4,000,000 split dollar life insurance policy on Ms. Bern's life.

     Ms. Bern's employment may be terminated (a) in the event of her disability or incapacity, (b) on her death, (c) on her resignation for Good Reason, (d) on her resignation without Good Reason, (e) on her resignation upon a Change of Control which is defined in the Bern Agreement on substantially the same terms as are set forth in the agreements evidencing options granted under the 1993 Employees' Stock Incentive Plan and the 1990 Employees' Stock Incentive Plan as more fully described below, (f) for Cause, or (g) by the Company without Cause. If Ms. Bern is discharged without Cause or resigns for Good Reason or the Bern Agreement is not extended, she will continue to receive her base salary, paid in monthly installments, for the greater of the remaining term of the Bern Agreement or 18 months and her Performance Payout for such period provided that the Company's obligation for base salary will be offset by 65% of any compensation from other employment or self-employment during this period (the "Mitigation Reduction"). If Ms. Bern resigns upon a Change of Control, she will be entitled to post-termination compensation on these same terms for a period of two years, subject to the Mitigation Reduction. If within 12 months following a Change of Control, Ms. Bern's employment is terminated by her for Good Reason or if her employment is terminated without Cause then, in lieu of any other severance payments under the Bern Agreement, the Company will pay Ms. Bern on termination a lump sum amount equal to 2.5 times her "base amount" within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended. On death or on termination for disability or incapacity, Ms. Bern will be entitled to her base salary for any days worked prior to the date of death or termination, a Performance Payout and amounts payable under disability or insurance plans or policies maintained by the Company for her benefit. If Ms. Bern is discharged for Cause or she resigns without Good Reason, her entitlement to further compensation generally will be limited to the receipt of base salary for any days worked through the date of termination. During the term of the Bern Agreement and for a period equal to the greater of two years following the termination of employment for any reason or the period during which Ms. Bern is entitled to payments upon termination under the Bern Agreement, she may not, among other things, engage in or be financially interested in any business which is in competition with the Company.

     On January 15, 1996 Erna Zint entered into an Employment Agreement (the "Zint Agreement") with the Company pursuant to which Ms. Zint is employed as the Company's Executive Vice President -- Sourcing at an annual salary of $400,000 for an initial term of five years commencing January 15, 1996 (the "Term"). Ms. Zint is assigned to perform her duties under the Zint Agreement outside the United States and initially in Hong Kong. Ms. Zint's salary will be reviewed at least annually by the Company's Board of Directors to determine if an increase is appropriate, which increase is in the sole discretion of the Company's Board of Directors. Commencing with the fiscal year beginning February 4, 1996 Ms. Zint is entitled to receive additional compensation ("Performance Compensation") if the Company achieves certain performance objectives established under the Company's Annual Incentive Plan. The formula and standards for determining this Performance Compensation are determined by the Compensation Committee, but may not exceed 100% of Ms. Zint's annual base salary for the applicable year.

     Under the Zint Agreement, Ms. Zint was granted options to purchase up to 250,000 shares of the Company's Common Stock under the Company's 1993 Employees' Stock Incentive Plan. The options were granted at an exercise price of $2.875 per share, the closing price per common share on the Nasdaq National Market on the date of grant. Options covering 50,000 shares become exercisable on the first anniversary of the date of grant and options covering an additional 50,000 shares vest on each succeeding anniversary of the date of grant until the fifth anniversary at which time all options are fully vested. In addition, Ms. Zint is entitled to certain other benefits including, among others, a housing allowance of $12,000 per month during the Term of her employment, the payment of club membership fees and a round-trip airline ticket per year to Europe or the United States in connection with her annual leave which, when possible, will coincide with a business trip. The Zint Agreement also provides for Ms. Zint's participation in the Company's retirement, insurance and other benefit programs. The Company may terminate Ms. Zint's employment (a) in the event of her disability or death, or (b) for Cause. As defined in the Zint Agreement, "Cause" means (i) a material breach by Ms. Zint of the provisions of the Zint Agreement;
(ii) the commission by Ms. Zint of fraud against the Company or the conviction of Ms. Zint for aiding or abetting, or the commission of, a felony or of a fraud or a crime involving moral turpitude or a business crime, or (iii) certain events relating to drug or alcohol abuse which materially impair Ms. Zint's ability to perform her duties under the Zint Agreement. The Company may also terminate Ms. Zint's employment at any time during the Term upon written notice to Ms. Zint for any reason that does not constitute "Cause" as defined above provided that the Company pays to Ms. Zint the lesser of the amount to be paid during the remainder of the Term or one year's base salary (severance) at the rate in effect on the date of any such termination and continues to provide those benefits due to Ms. Zint under the Zint Agreement for the period of time covered by such severance. Ms. Zint has also agreed that, for a period of one year after the termination of her employment, she will not solicit the employment of any person who was employed by the Company or any of its affiliates or subsidiaries on a full or part-time basis at the time of Ms. Zint's termination unless such person was involuntarily discharged by the Company or such affiliate or subsidiary, without the prior consent of the Company.

     The agreements evidencing options granted to each of the named Executives under the Company's stock option plans provide that in the event of a change of control of the Company the options become fully exercisable. In the case of options granted under the 1993 Employees' Stock Incentive Plan and the 1990 Employees' Stock Incentive Plan, a change of control is defined to mean (i) an acquisition of shares giving a person or group, except an Excluded Party, beneficial ownership of more than 20% of the voting power of the Company's voting securities, (ii) a change in the Board's membership such that the current members, or those elected or nominated by vote of two-thirds of the current members and successors elected or nominated by them ("Continuing Directors"), cease to constitute a majority of the Board, (iii) certain mergers, recapitalizations, reorganizations, or similar transactions substantially reducing the percentage of voting power held by shareholders of the Company prior to such transactions (unless otherwise determined by the Board), and (iv) liquidation or sale of all or substantially all of the assets of the Company, except such transaction which would result in Excluded Parties owning or acquiring more than 50% of the assets owned by the Company immediately prior to the transaction. An "Excluded Party" includes subsidiaries of the Company, employee benefit plans of the Company and parties whose acquisitions of shares in excess of ten percent of the voting power of the Company have been approved in each case in advance by the Board of Directors. In the case of options granted under the 1988 Key Employee Stock Option Plan and the 1986 Employees' Stock

Option Plan, a change of control will be deemed to occur if any person, together with such person's affiliates and associates, becomes a beneficial owner (including through any right to acquire) of securities having 20% or more of the votes entitled to be cast for the election of directors, or if, in connection with or during the two years following an extraordinary transaction, the persons who were Directors immediately before the transaction cease to constitute a majority of the Board of the Company or a successor corporation (not counting terminations due to death, disability or normal retirement), except that the Board of Directors may determine in advance that a given event will not be a change of control.

     The Board of Directors has approved change-in-control agreements to be entered into with the named Executive Officers (other than Ms. Bern whose employment relationship with the Company is governed by the Bern Agreement described above) and other members of senior management designated by the Board. These agreements will provide for severance and other benefits if, within 24 months following the month in which a change in control of the Company occurs, the Company terminates the executive's employment without cause or the executive terminates employment for "good reason." "Good reason" means an adverse change in employment status or duties, a reduction in compensation or benefits, a failure to pay such compensation within thirty days after the due date, or a required relocation of more than 50 miles. If a termination following a change in control triggers benefits, the executive will receive:

          - a lump-sum payment of a pro-rated portion of target annual incentive compensation for the year in which the termination occurs.

          - a lump-sum payment equal to the sum of the executive's highest base salary and highest target annual incentive compensation, times a multiplier of two for more senior executives or one for other executives.

          - life, disability and health benefits following termination for a period of two years for more senior executives or one year for other executives.

          - payment of an allowance up to $30,000 for outplacement expenses.

          - payment of reasonable legal expenses to enforce the agreement up to $35,000.

          - a lump-sum payment equal to the present value of that portion of the excess cash surrender value of the executive's split-dollar life insurance projected at the later of age 65 or the end of the twentieth policy year which is forfeited by reason of the early termination.

          - if benefits are subject to the "golden parachute" excise tax, the benefits shall be limited to the amount just necessary to avoid the excise tax if such a limitation results in a greater net (of excise tax) cash benefit to the executive than he or she would have received had the benefits not been capped and an excise tax had been levied.

     The agreements obligate each executive not to disclose or use the Company's confidential or proprietary information during and after employment and not to attempt to induce any employee of the Company to terminate employment or interfere in a similar manner with the Company's business during and for 24 months after termination of the executive's employment. For purposes of the agreements, a "change in control" is defined in a manner similar to the definition which applies to stock options, described above, except that changes in board membership would constitute a change in control when Continuing Directors cease to constitute two-thirds of the Board members.

         REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The following report of the Compensation and Stock Option Committees of the Board of Directors and the performance graph included elsewhere in this Proxy Statement shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

  Compensation Strategy

     The primary objectives of the Compensation and Stock Option Committees of the Company's Board of Directors (collectively, the "Committee") are to assure that the Company's executive compensation and benefit program:

          - reflects the Company's unique, entrepreneurial and customer-focused orientation;

          - provides competitive compensation opportunities relative to retail industry organizations or other companies that may reasonably reflect its market for high caliber executive talent;

          - is effective in driving performance to achieve financial goals and create shareholder value;

          - is cost-efficient and fair to employees, management and shareholders; and

          -  is well communicated and understood by program participants.

     The Committee, which is comprised of independent, non-employee Directors of the Company (see "ELECTION OF DIRECTORS -- Committees of the Board"), periodically engages an independent compensation and benefits consulting firm to review the Company's compensation and benefits program. In this regard consideration is given to:

          -  business direction and strategy;

          - comparisons of compensation forms and levels with other retail companies or in industry more generally; and

          - interests of shareholders, customers, communities, management and other employees.

     The Company's executive compensation and benefits program reflects its entrepreneurial business strategy and its need to attract and retain high quality key employees. The Company's compensation strategy is to place the major portion of total compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. The program gives great weight to stock compensation opportunities thereby aligning management's interests with those of the Company's shareholders. Combinations of cash and stock compensation have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to the Company's business success.

     The Company's target total compensation opportunities (base salary, bonus and long-term incentives) for Executives are set to reflect the Company's size and financial performance as compared to the size, financial performance and corresponding compensation levels of a group of retail industry companies (the "Compensation Peer Group"), its markets for executive talent, and the expectation that the executive team should possess the necessary skills, experience and motivations to attain ambitious goals for business revitalization. Pay opportunities for specific individuals will vary based on skills, experience and assessments with respect to individual performance. Actual total compensation will vary above or below market standards based primarily on the attainment of operating goals and the creation of shareholder value.

     Each year, the Committee reviews the selection of peer companies which comprise the Compensation Peer Group. The Committee believes that the Company's most direct competitors for executive talent are not necessarily restricted to those specialty apparel retail companies that are included in the line-of-business industry index used to compare shareholder returns, but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the Compensation Peer Group is not the same as, and is broader than, the companies comprising the specialty apparel retail industry index in the graph under the caption "Comparison of Five-Year Cumulative Total Returns." See "STOCK PERFORMANCE CHART."

  Base Salaries

     Executive base salaries reflect the Company's operating philosophy, culture and business direction, with each salary determined subjectively by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, corporate performance (corporate operating earnings), individual performance relative to job requirements, the Company's ability to attract and retain critical executives and relative job and industry experience criteria. No specific weighting criteria are utilized among these factors. Over time, Executive salaries generally are targeted at or near to the size adjusted 50th percentile level of salaries of the Compensation Peer Group. The Committee may, as business conditions and the need to attract and retain top talent warrants, provide salaries to selected executives above the size adjusted 50th percentile level of salaries of the Compensation Peer Group. See also "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements."

  Annual Incentive Plan

     The fiscal 1999 annual incentive program established annual incentive opportunities for Executives ranging from zero to a maximum 90% of salary at the end of the 1999 fiscal year. The amount of these incentive payments was dependent on the extent to which individual performance goals were met or exceeded and/or the extent to which the Company achieved corporate operating earnings goals (reflecting corporate operating earnings growth). These goals were set in expectation of a stretch performance level (target performance) and were approved by the Compensation Committee prior to implementation.

     The target performance incentive payment opportunity for each named Executive Officer was based on factors similar to those used to determine base salary (discussed above) and ranged from 40% to 60% of fiscal year-end salaries. If minimum (threshold) performance was achieved, the level at which each Executive Officer could earn an incentive payment ranged from 20% to 30% of fiscal year-end salaries to a maximum incentive payment in a range from 60% to 90% of fiscal year-end salaries. These minimum and maximum payment levels were prescribed by the Compensation Committee at the beginning of the 1999 fiscal year. No awards may be paid out if corporate operating earnings performance (reflecting corporate operating earnings growth) does not reach the established minimum performance level.

     The annual incentive payment opportunities for Dorrit J. Bern, the Company's Chairman of the Board, President and Chief Executive Officer, were based entirely on the quantitative corporate operating earnings goal (reflecting corporate operating earnings growth). See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements." The annual incentive award opportunities for the other named Executive Officers were based 70% on the quantitative corporate operating earnings goal (reflecting corporate operating earnings growth) and 30% on performance relative to individual (and business unit, where applicable) responsibilities and objectives as quantitatively and subjectively assessed by the Committee upon the recommendation of the Chief Executive Officer.

  Long-Term Incentive Plans

     The Company's long-term executive incentive program currently consists of "market value" non-qualified stock options (having a per share exercise price of 100% of the fair market value of the Company's Common Stock on the date of grant) ("Standard Options"). Standard Options reward the Executives for successful Company performance as reflected by appreciation in the market price of the Company's Common Stock. The

Company's long-term executive incentive program currently consists of the following plans under which awards may be granted:

          1. The 1993 Employees' Stock Incentive Plan (the "1993 Plan") authorizes the granting of a variety of stock-based awards. The Company has granted options with an exercise price equal to 100% of the fair market value of the Company's Common Stock at the date of grant up to target award levels to the named Executive Officers and other key employees. These option grants continue to align the major portion of long-term compensation opportunities with the creation of shareholder value. The 1999 fiscal year grants of these options to the named Executive Officers generally become exercisable at the rate of 20% per year commencing with the first anniversary of the date of grant and thereafter on each succeeding anniversary of the date of grant. The 1993 Plan also authorizes grants of restricted stock. See also "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements."

          2. The 1988 Key Employee Stock Option Plan ("KESOP") authorizes the granting of "below market" options to key employees. In recent years, grants under the KESOP generally have been used as an important retention tool and as a recruiting tool to attract new employees. Options under the KESOP generally become exercisable in one-third increments at the end of the third, fourth and fifth years after the date of grant.

     In accordance with its business strategy and compensation philosophy, the Company has granted Standard Options to the named Executive Officers to afford them an opportunity to participate in the Company's future growth and to focus them on their contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its shareholders.

  Other

     The Committee may, from time to time as warranted by business conditions and the Company's need to attract, retain or recognize the contributions of key executives, provide special incentive award opportunities to selected executives to secure the employment of such executives, retain such executives or to reward such executives for contributions made to the Company's success over extended or extraordinary periods of service. See also "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements."

  Compensation of the Chief Executive Officer for the 1999 Fiscal Year

     On August 23, 1995 Dorrit J. Bern was appointed President, Chief Executive Officer and Vice Chairman of the Board of the Company. In order to attract Ms. Bern to the employ of the Company, the Committee provided her with a base salary of $1,000,000. See "MANAGEMENT COMPENSATION -- Employment, Change of Control and Severance Agreements." This salary recognized the value of Ms. Bern's experience and skills in the industry and included a premium for moving to the Company during a period of exceptional business challenge from a highly stable employment situation. Ms. Bern's salary was not increased for the 1999 fiscal year and remains at $1,000,000. Ms. Bern's salary is above the performance and size adjusted 50th percentile level of base salary levels for the Compensation Peer Group.

     No stock options were granted to Ms. Bern during the 1999 fiscal year. On the basis of the Committee's review and certification of the Company's 1999 fiscal year operating earnings in relation to Ms. Bern's goals under the Annual Incentive Plan, an annual incentive payment of $508,563 was made to Ms. Bern under the Annual Incentive Plan.

     On an annualized basis, the combination of Ms. Bern's annual salary and cash bonus awarded during the 1999 fiscal year placed her total cash compensation above the performance and size adjusted 50th percentile level of total compensation levels for the Compensation Peer Group.

  Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation. It limits deductible compensation for each Executive Officer named in the Summary Compensation Table and serving as such at the end of the fiscal year to $1,000,000 per year. See "MANAGEMENT COMPENSATION." Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation under plans approved by shareholders.

     The Committee recognizes that a portion of the cash compensation which was paid to Ms. Bern in the 1999 fiscal year does not qualify for deduction under
Section 162(m). The Committee considered the deductibility of compensation under
Section 162(m) in designing compensatory arrangements and assessing the cost to the Company of such compensatory arrangements and determined that the need to attract and retain top industry executive talent considerably outweighed deductibility considerations. The Committee therefore determined that it was necessary and in the best interests of the Company to authorize compensation for Ms. Bern that was, in part, in excess of the limitation on deductibility. As circumstances change, the Committee will determine what actions are appropriate in order to preserve tax deductibility of executive compensation paid by the Company.

     While the Annual Incentive Plan described above consists of performance-based awards, cash payments thereunder will not comply with the requirements for exemption from the deductibility limit under the Internal Revenue Service regulations as shareholders have not been asked to approve the stated performance goals.

     Standard Options granted through the 1998 fiscal year appear to meet the exemption requirements for performance-based compensation under Section 162(m). Such awards granted in the 1999 fiscal year, and other awards such as restricted stock, to the extent made, will not meet the exemption requirements for performance-based compensation under Section 162(m).

                                      Compensation Committee and Stock Option
                                      Committee:

                                      Alan Rosskamm
                                      Joseph L. Castle, II
                                      Marjorie Margolies-Mezvinsky

                            STOCK PERFORMANCE CHART

     The following graph shows a five-year comparison of cumulative total returns on Common Stock for the Company, the Standard and Poor's 500 Composite Index, the Dow Jones Retailers -- Specialty Apparel Index, and the Russell 2000 Composite Index. The Company is replacing the Standard & Poor's 500 Composite Index with the Russell 2000 Composite Index as a comparative broad market index. The Company is no longer included within the Standard and Poor's 500 Composite Index and is included within the Russell 2000 Composite Index. In addition, the average market capitalization of companies within the Russell 2000 Composite Index is more comparable with the Company's market capitalization. The Company's fiscal year ends on the Saturday nearest January 31 in each year. The dates plotted on the chart below correspond with the last trading day of each fiscal year.
[LINE GRAPH]

                                                                                     DOW JONES RETAILERS -
                                        CHARMING SHOPPES,      S&P 500 COMPOSITE       SPECIALTY APPAREL         RUSSELL 2000
                                               INC.                  INDEX                   INDEX             COMPOSITE INDEX
                                        -----------------      -----------------     ---------------------     ---------------
01/28/94                                       100                    100                     100                    100
01/28/95                                        55                    101                      90                     95
02/03/96                                        26                    140                     105                    124
02/01/97                                        45                    177                     124                    146
01/31/98                                        39                    224                     202                    173
01/30/99                                        35                    297                     375                    173

     The chart above assumes $100 invested on January 28, 1994 in Charming Shoppes, Inc., the S&P 500 Composite Index, the Dow Jones Retailers -- Specialty Apparel Index, and the Russell 2000 Composite Index, and was plotted using the following data:

                                           01/28/94   01/28/95   02/03/96   02/01/97   01/31/98   01/30/99
                                           --------   --------   --------   --------   --------   --------
Charming Shoppes, Inc. ..................    $100       $ 55       $ 26       $ 45       $ 39       $ 35
S&P 500 Composite Index..................    $100       $101       $140       $177       $224       $297
Dow Jones Retailers -- Specialty Apparel
  Index..................................    $100       $ 90       $105       $124       $202       $375
Russell 2000 Composite Index.............    $100       $ 95       $124       $146       $173       $173

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock of (1) each person or group known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock; (2) each Director individually; (3) each of the Company's named Executive Officers for the 1999 fiscal year, and (4) all current Directors, nominees and Executive Officers of the Company as a group. Unless otherwise indicated, beneficial ownership information is presented as of April 30, 1999.

                                                                   COMMON STOCK(1)
                                                             ----------------------------
                                                              NUMBER OF        PERCENT OF
NAME OF BENEFICIAL OWNER                                     SHARES OWNED        CLASS
------------------------                                     ------------      ----------
Dorrit J. Bern.............................................    1,000,000(2)       1.0%
Alan Rosskamm..............................................       54,734(3)       (13)
Marvin L. Slomowitz........................................       54,250(3)       (13)
Joseph L. Castle, II.......................................       50,275(3)       (13)
Marjorie Margolies-Mezvinsky...............................       13,847(3)       (13)
Pamela S. Lewis............................................        4,397          (13)
Kenneth S. Olshan..........................................        1,500          (13)
Colin D. Stern.............................................      579,700(4)       (13)
Eric M. Specter............................................      410,580(4)       (13)
Elizabeth Williams.........................................      289,600(4)       (13)
Erna Zint..................................................      185,500(4)       (13)
FMR Corp...................................................   15,913,170(5)      16.1%
Royce & Associates, Inc....................................    7,875,132(6)       8.0%
Snyder Capital Management, Inc.............................    7,391,600(7)       7.5%
ICM Asset Management, Inc..................................    7,268,510(8)       7.4%
Franklin Resources, Inc....................................    6,600,000(9)       6.7%
National Rural Electric Cooperative Association............    6,497,500(10)      6.6%
The Prudential Insurance Company of America................    6,312,821(11)      6.3%
All current Directors, nominees and Executive Officers as a
  Group (14 persons).......................................    3,017,203(12)      3.1%

---------------
 (1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them.

 (2) Includes 180,000 shares of restricted stock subject to risk of forfeiture and restrictions on transferability. These restrictions expire as to 60,000 shares of restricted stock on the fourth anniversary of March 20, 1996 which is the date of the stock award, and the restrictions on the remaining 120,000 shares of restricted stock expire on the fifth anniversary of the date of the stock award. Also includes 600,000 shares as to which Ms. Bern holds options exercisable within sixty days.

 (3) Includes 30,000 shares for Mr. Rosskamm, 18,000 shares for Mr. Castle, 30,000 shares for Mr. Slomowitz, and 12,000 shares for Ms.
     Margolies-Mezvinsky as to which such persons hold options exercisable within sixty days. See "ELECTION OF DIRECTORS -- Compensation of Directors."

 (4) Includes 572,200 shares for Mr. Stern, 399,580 shares for Mr. Specter, 268,000 shares for Ms. Williams, and 178,000 shares for Ms. Zint as to which such persons hold options exercisable within sixty days. Also includes shares of restricted stock subject to risk of forfeiture and restrictions on transferability in the following amounts: Mr. Stern, 7,500 shares; Mr. Specter, 11,000 shares; Ms. Williams, 11,000 shares; and Ms. Zint, 7,500 shares. These restrictions expire as to 20% of the shares of restricted stock on the first five anniversaries of February 10, 1999 which is the date of the stock award.

 (5) The source of this information is an Amendment to Schedule 13G dated February 1, 1999 filed by FMR Corp. and certain other persons reporting beneficial ownership as of December 31, 1998. FMR Corp.

                                             (notes continued on following page)
     reported that it had sole power to vote or direct the vote of 257,814 shares and sole power to dispose or direct the disposition of 15,913,170 shares. This Schedule 13G reported that Edward C. Johnson, 3rd and certain of his family members and trusts form a controlling group with respect to FMR Corp. and that he and Abigail P. Johnson each also had beneficial ownership of 15,913,170 shares (which shares are the same shares as those beneficially owned by FMR Corp.), including sole voting power over 257,814 shares and sole dispositive power over 15,913,170 shares. The 15,913,170 shares include 825,863 shares which may be acquired by conversion of $6,161,000 principal amount of the Company's 7.5% Convertible Subordinated Notes due July 15, 2006 ("Convertible Debentures"). The Schedule 13G stated that Fidelity Management & Research Company ("FMRC"), a wholly owned subsidiary of FMR Corp. and a registered investment advisor, beneficially owned 15,613,448 shares or 15.82% of the outstanding class of Common Stock including 715,548 shares that may be acquired upon conversion of Convertible Debentures in the principal amount of $5,338,000 (all of which shares are included in the shares beneficially owned by FMR Corp.). The
     Schedule 13G also stated that Fidelity Contrafund, a registered investment company, was the beneficial owner of 10,620,500 shares or 10.76% of the outstanding class of Common Stock (all of which shares are included in the shares beneficially owned by FMR Corp.). The address of FMR Corp. and its affiliates is 82 Devonshire Street, Boston, MA 02109.

 (6) The source of this information is a Schedule 13G dated February 9, 1999 filed by Royce & Associates, Inc. ("Royce"), Royce Management Company ("RMC") and Charles M. Royce reporting beneficial ownership at December 31, 1998. The Schedule 13G reported that the filing persons constitute a group and that Charles M. Royce may be deemed to be a controlling person of Royce and RMC, and as such may be deemed to beneficially own 7,875,132 shares of Common Stock which shares are the same shares as those beneficially owned by Royce and RMC. The Schedule 13G also reported that Royce and RMC each had the sole power to vote or direct the vote of 7,525,332 and 349,800 shares of Common Stock, respectively, and the sole power to dispose or direct the disposition of 7,525,332 and 349,800 shares of Common Stock, respectively. The address of Charles M. Royce, Royce & Associates, Inc. and Royce Management Company is 1414 Avenue of the Americas, New York, NY 10019.

 (7) The source of this information is a Schedule 13G dated February 4, 1999 filed by Snyder Capital Management, Inc. ("SCMI") and Snyder Capital Management, L.P. ("SCMLP") reporting beneficial ownership at December 31, 1998. The Schedule 13G reported that SCMI and SCMLP each had sole power to vote or direct the vote of 392,900 shares of Common Stock, sole power to dispose or direct the disposition of 392,900 shares of Common Stock, shared power to vote or direct the vote of 6,525,800 shares of Common Stock and shared power to dispose or direct the disposition of 6,998,700 shares of Common Stock. The address of SCMI and SCMLP is 350 California Street, Suite 1460, San Francisco, CA 94104.

 (8) The source of this information is a Schedule 13G dated February 10, 1999 filed by ICM Asset Management, Inc. reporting beneficial ownership at December 31, 1998. The Schedule 13G reported that it had sole power to vote or direct the vote of 5,365,600 shares of Common Stock and sole power to dispose or direct the disposition of 7,268,510 shares of Common Stock. The address of ICM Asset Management, Inc. is 601 W. Main Avenue, Suite 600, Spokane, WA 99201.

 (9) The source of this information is a Schedule 13G dated January 22, 1999 filed by Franklin Resources, Inc. ("FRI") and certain other persons reporting beneficial ownership as of December 31, 1998. FRI reported that Franklin Advisory Services, Inc. ("FASI"), an investment advisor subsidiary of FRI, had sole power to vote or direct the vote and sole power to dispose or direct the disposition of 6,600,000 shares at that date. The Schedule 13G also reported that each of Charles B. Johnson and Rupert H. Johnson, Jr. is a principal shareholder of FRI, and that FRI, FASI and the principal shareholders each may be deemed to beneficially own the 6,600,000 shares. These shares are held by one or more open or closed-end investment companies or other managed accounts advised by direct or indirect investment advisory subsidiaries of FRI. FRI, FASI and the principal shareholders each disclaim any economic interest or beneficial ownership in the shares. Any shares that may be held by a separate subsidiary of

                                             (notes continued on following page)

     FRI which exercises voting and investment powers independently from FRI and its other affiliates are excluded from the shares reported as beneficially owned by FRI, FASI and the principal shareholders. The address of FRI and the principal shareholders is 777 Mariners Island Boulevard, San Mateo, CA 94404 and the address of FASI is One Parker Street Plaza, Sixteenth Floor, Fort Lee, NJ 07024.

(10) The source of this information is a Schedule 13G dated February 10, 1999 filed by National Rural Electric Cooperative Association, reporting that it had sole power to vote or direct the vote of 6,497,500 shares of Common Stock and shared power to dispose or direct the disposition of 6,497,500 shares of Common Stock at December 31, 1998. The address of National Rural Electric Cooperative Association is 4301 Wilson Boulevard, Arlington, VA 22203.

(11) The source of this information is a Schedule 13G dated January 27, 1999 filed by The Prudential Insurance Company of America, reporting that it had sole power to vote or direct the vote of 900 shares of Common Stock, sole power to dispose or direct the disposition of 900 shares of Common Stock, shared power to vote or direct the vote of 4,145,700 shares of Common Stock and shared power to dispose or direct the disposition of 4,145,700 shares of Common Stock, at December 31, 1998. Also included are 2,166,221 shares of Common Stock which may be acquired upon conversion of Convertible Debentures. The address of the Prudential Insurance Company of America is 751 Broad Street, Newark, NJ 07102-3777.

(12) Includes 2,459,100 shares as to which Directors and Executive Officers hold options exercisable within sixty days.

(13) The percentage of shares of Common Stock beneficially owned does not exceed one percent of the Company's issued and outstanding shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Geoffrey W. Levy, a former Director who resigned from the Board on July 14, 1998, owns equity interests in shopping centers located in Gilford, New Hampshire and Wakefield, Rhode Island in which the Company leases stores. Members of Mr. Levy's immediate family also own equity interests in the shopping center located in Wakefield, Rhode Island. The amounts (including rent, common area maintenance charges, taxes, insurance and other charges payable under the lease) paid by the Company for the 1999 fiscal year with respect to each store in each shopping center are as follows: Gilford, New Hampshire: $108,731; and Wakefield, Rhode Island: $106,166. Mr. Levy also owns a mortgage over the shopping center located in Wakefield, Rhode Island.

     Mr. Slomowitz, a Director, was Chairman of the Board of Trustees, Chief Executive Officer and a shareholder of Mark Centers Trust (the "Trust"), which is the general partner of Mark Centers Limited Partnership (the "Partnership"), until August 12, 1998 when the Trust and the Partnership combined their real estate interests with the real estate interests of certain other entities (the "Transaction") and changed their names to Acadia Realty Trust and Acadia Realty Limited Partnership, respectively. Mr. Slomowitz has continued as a member of the Board of Trustees of Acadia Realty Trust. Mr. Slomowitz was also a principal shareholder of the Partnership, which owns shopping centers in which the Company leased eleven stores during the 1999 fiscal year. The aggregate amounts (including rent, common area maintenance charges, taxes, insurance and other charges payable under the leases (the "Lease Amounts")) paid by the Company for the 1999 fiscal year with respect to these eleven stores was $742,724, which is less than two percent of the aggregate rental revenues of the Partnership both prior to and after the Transaction. As part of the construction and expansion of two of the stores owned by the Partnership during the 1999 fiscal year, the Company received construction allowances in the aggregate amount of $126,084 to fund the cost of certain leasehold improvements. Under the leases for these two stores, a portion of the rent payable by the Company is used by the Partnership to amortize the construction allowances paid to the Company. The rent payable by the Company will be reduced by such portion after such construction allowances have been amortized. As of January 30, 1999 construction allowances in the amount of $49,022 were outstanding and owing to the Company. The Company also leases a store in a shopping center located in Pittston, Pennsylvania. Mr. Slomowitz owns a mortgage over this shopping center. The Lease Amount paid by the Company for the 1999 fiscal year with respect to the Pittston store is approximately $63,057.

     The foregoing leases involve less than two percent of the Company's stores, and are not individually or in the aggregate material to the Company. The Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

     Eric M. Specter, the Company's Executive Vice President and Chief Financial Officer, owns a 5.1% interest in a mortgage secured by a shopping center in Logan, West Virginia in which the Company leases a store. The original principal amount of this mortgage was $750,000 and as of January 30, 1999 the principal balance outstanding on this mortgage was approximately $162,500. The scheduled final payment date for this mortgage is during March 2000. The Lease Amount paid by the Company to the third party which owns the shopping center during the 1999 fiscal year was $98,291.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 1999 fiscal year Joseph L. Castle, II, Michael Solomon, Alan Rosskamm, Marjorie Margolies-Mezvinsky and Michael Bozic served as members of the Compensation Committee and Stock Option Committee.

     Mr. Solomon served as a Director of the Company and a member of the Compensation Committee and Stock Option Committee until his resignation as a Director and as a member of those Committees with effect from July 14, 1998. Mr. Solomon owns equity interests in two entities which own shopping centers located in Massena, New York and Rita, West Virginia and in which the Company leases stores. The Lease Amounts paid by the Company for the 1999 fiscal year with respect to each store in each shopping center are as follows: Massena, New York:
$42,657; and Rita, West Virginia: $98,713.

     Alan Rosskamm owns equity interests in an entity which owns a shopping center located in Napoleon, Ohio and in which the Company leases a store. The Lease Amounts paid by the Company for the 1999 fiscal year with respect to such store was $28,589.

     The foregoing leases currently involve fewer than one percent of the Company's stores, and are not individually or in the aggregate material to the Company. The Company believes that the foregoing leases and transaction terms are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

                                 OTHER BUSINESS

     The management of the Company knows of no other matters to be presented to the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy Card (namely Dorrit J. Bern and Joseph L. Castle,
II) to vote in accordance with their best judgment.

                           RELATIONSHIP WITH AUDITORS

     The firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended January 30, 1999. Ernst & Young LLP has no direct financial interest and no material indirect financial interest in the Company. Representatives of the auditors are expected to be present at the Annual Meeting and available to make a statement, if they desire, or to answer appropriate questions.

     The Board of Directors selects the independent auditors of the Company upon recommendation by the Audit Committee. The Board has selected Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

                       PROPOSALS FOR 2000 ANNUAL MEETING

     Any proposals of shareholders that are intended to be presented at the Company's 2000 Annual Meeting of Shareholders, and included in the Company's proxy materials for that Meeting, must be received at the

Company's principal executive offices no later than January 27, 2000 and must comply with all other applicable legal requirements in order to be included in the Company's Proxy Statement and Proxy Card for that Meeting. In addition, under the terms of the Company's By-Laws, a shareholder who intends to present an item of business at the 2000 Annual Meeting of Shareholders, other than a proposal submitted for inclusion in the Company's proxy materials, must provide notice of such business to the Company after February 26, 2000 and on or before March 27, 2000 and must comply with all applicable requirements of the Company's By-Laws. See also "ELECTION OF DIRECTORS -- Committees of the Board."

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form will be borne by the Company. The solicitation will be conducted primarily by mail, although Directors, Officers and employees of the Company may solicit Proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

                             ADDITIONAL INFORMATION

     A copy of the Annual Report of the Company for the fiscal year ended January 30, 1999 which contains financial statements audited by the Company's independent auditors, accompanies this Proxy Statement.

     A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules thereto) will be furnished without charge to shareholders upon written request to Colin D. Stern, Secretary, 450 Winks Lane, Bensalem, Pennsylvania 19020.

     It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed Proxy Card and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                          By Order of the Board of Directors

                                               COLIN D. STERN
                                                 Secretary
Bensalem, Pennsylvania
May 26, 1999

                             CHARMING SHOPPES, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


         The undersigned hereby constitutes and appoints Dorrit J. Bern and Joseph L. Castle, II, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. ("Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, July 1, 1999 and at any adjournments thereof.


UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR, ALL AS SET FORTH IN THE PROXY STATEMENT.




                           (continued on reverse side)

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                                                             Please mark
                                                             your votes as   [X]
                                                             indicated in
                                                             this example

1.  ELECTION OF CLASS C DIRECTORS                    (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE
                                                     FOR ANY INDIVIDUAL NOMINEE:  WRITE THAT
                                                     NOMINEE'S NAME BELOW.)
       Vote FOR                Vote
     all nominees             WITHHELD               Dorrit J. Bern       Alan Rosskamm      Kenneth S. Olshan
  (except as marked
    to the contrary)                                 __________________________________________________________

       ________               _______

                                                     THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION
                                                     UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE
                                                     THE MEETING.

                                                     The undersigned acknowledges receipt of the
                                                     Annual Report, the Notice of Annual Meeting of
                                                     Shareholders and the Proxy Statement, and revokes all
                                                     previously granted Proxies.

                                                     DATED:_____________________________________________, 1999

                                                     _________________________________________________________
                                                                               Signature

                                                     _________________________________________________________
                                                                               Signature

                                                     Please date and sign as
                                                     name appears hereon, and
                                                     return promptly. If the
                                                     stock is registered in the
                                                     name of two or more
                                                     persons, each should sign.
                                                     Executors, administrators,
                                                     trustees, guardians,
                                                     attorneys and corporate
                                                     officers should add their
                                                     titles. Please note any
                                                     change in your address as
                                                     it appears on this Proxy.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                             CHARMING SHOPPES, INC.
                             THURSDAY, JULY 1, 1999
                                   10:00 A.M.
                             CHARMING SHOPPES, INC.
                                 450 WINKS LANE
                               BENSALEM, PA 19020